FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE EXPANDS PRESENCE IN UNITED KINGDOM

Acquired Dealerships Expected to Contribute $500 million in Annualized Revenue

Continues to Enhance Brand Mix

BLOOMFIELD HILLS, MI, January 12, 2012 – Penske Automotive Group, Inc. (NYSE:PAG), an international automotive retailer, today announced that the Company has expanded its U.K. presence with the acquisition of the Isaac Agnew Group (www.agnewcars.com) of dealerships. The acquired dealerships are located in the city of Belfast, and towns of Portadown and Newtonabbey as follows:

Belfast	Portadown
BMW/MINI	Audi

Audi	Mercedes-Benz

Mercedes-Benz/smart

Porsche

SEAT (2)	Newtonabbey

Volkswagen	Volkswagen

Volvo

Suzuki

“This collection of dealerships has a strong legacy,” said Penske Automotive Group Chairman Roger Penske. “The outstanding premium/luxury brand mix and leading market position of these dealerships provide an attractive entry point into this new market and complement our existing operations in the United Kingdom.”

U.K Managing Director Gerard Nieuwenhuys said, “We are excited to acquire the Agnew group of dealerships. The experienced management team, renovated facilities, and campus-style environment of the Belfast location, are a very good fit with existing operations in England and Scotland, providing us with an opportunity to leverage our existing scale in the United Kingdom. These brands are well-suited to the local market and provide us with an opportunity to grow our business.”

The acquired dealerships are expected to contribute approximately $500 million in annualized revenue. Terms were not disclosed.

About Penske Automotive
Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 336 retail automotive franchises, representing 42 different brands and 28 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 166 franchises in 17 states and Puerto Rico and 170 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 500 and Russell 2000 and has approximately 15,000 employees.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PAG’s revenues. Actual results may vary materially because of risks and uncertainties as well as external factors such as consumer credit conditions, macro-economic factors; interest rate fluctuations; changes in consumer spending; and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about PAG’s business, markets, conditions and other uncertainties, which could affect PAG’s future performance, which are contained in the Company’s Form 10-K for the year ended December 31, 2010, and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference. This press release speaks only as of its date, and Penske Automotive Group, Inc. disclaims any duty to update the information herein.

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Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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